Exhibit 21

Name of Significant Subsidiary	Country of Incorporation	Portion of Ownership Interest
Eagle Shipping International (USA) LLC	Marshall Islands	100%
Condor Shipping LLC	Marshall Islands	100%
Hawk Shipping LLC	Marshall Islands	100%
Falcon Shipping LLC	Marshall Islands	100%
Harrier Shipping LLC	Marshall Islands	100%
Osprey Shipping LLC	Marshall Islands	100%
Kite Shipping LLC	Marshall Islands	100%
Sparrow Shipping LLC	Marshall Islands	100%
Griffon Shipping LLC	Marshall Islands	100%
Shikra Shipping LLC	Marshall Islands	100%
Peregrine Shipping LLC	Marshall Islands	100%
Cardinal Shipping LLC	Marshall Islands	100%
Heron Shipping LLC	Marshall Islands	100%
Merlin Shipping LLC	Marshall Islands	100%